Exhibit 99.1

Media Release

January 24, 2022

Contact: Petula Burks

Petula.burks@richmondgov.com

Relief, Investment, and Opportunity Creation in the City of Richmond

The One Casino Project Could Prove to be the Economic Engine Richmond Needs

(Richmond, VA) - City officials are poised to put forth a new resolution to bring the One Casino to Richmond. Empowered with the knowledge that residents want to know how the casino revenue will be spent, city staff proposes a two-cent tax rate reduction and uses the additional revenue for one-time capital improvement projects for Richmond City Public Schools and the City of Richmond.

The infusion of 1500 jobs and millions of dollars in economic growth and development that will help Richmond grow is exactly what many leaders and community members desire.

But it is much more than dollars and cents, it is also about closing gaps and providing relief. Equity and community wealth gaps can be narrowed with this one project. As the city continues to work on diversity, equity, and inclusion, the casino project can assist with leveling the playing field for many Richmonders who continue to struggle during these uncertain and unprecedented times. This resolution doubles down on the city’s commitment to creating “One Richmond”.

"Our city needs to explore opportunities that create new jobs, generate new revenues, and create new tourism destinations,” said Councilman Andreas Addison. “This is more than a casino, it’s a new privately funded entertainment district for music, arts, and other amenities in the heart of southside where more investment opportunities are needed. I support the democratic process to explore this project."

While the proposed ideas center around tax rate reduction and capital improvement projects, which are both areas that provide relief for Richmond residents, the main relief can be found in providing jobs for those hardest hit by COVID. Relief can be found in the revenue being used to address transit mobility issues. Relief can also be found in the revenue being used to address diversifying the city’s economic engines that can bring sustainable change to Richmond.

"I strongly believe that the revenue from the resort casino project can purposefully be used to provide property tax relief for residents across the city,” said Councilwoman Ann- Frances Lambert. Richmond is one of the hottest real estate markets in the country. In fact, in the 3rd district, there are working families, seniors, and other residents on fixed incomes who are unable to pay for their increased property taxes. They are at risk of losing their homes. At the end of the day, I think that this project will help mitigate one of our city’s top issues."

Introducing new economic engines into the city is extremely important as the community looks strategically at moving away from being dependent on the government.

“Economic development is a top priority for 2022. A lack of diversity in revenue sources makes the cost of living in Richmond too high,” states Councilwoman Ellen Robertson. “As such, in 2022, we should focus on economic development to include: the Boulevard, Downtown/Central City Small Area Plan, $20M investment in affordable housing, South Richmond 1-95 Gateway and Urban One Hotel Casino Resort - which will create thousands of jobs, reduce real-estate taxes tremendously, and assist with completing facilities and infrastructure development throughout the city. When we increase employment, increase tax revenue and retail sales, and put community benefits in place that will drastically impact the lives of citizens, we are certainly putting the community first.”

As Richmonders look towards the future of their city, officials have heard the need for more jobs, bringing the right development that benefits all of Richmond, and growing through sustainable economic development.

“The One Casino opportunity makes sense for our entire community. Our residents should have the chance to change the narrative of their city and One Casino helps us do that,” stated Councilwoman Reva Trammell. “Providing jobs and access is paramount to what we believe in doing in Richmond. With the One Casino and Resort, we can jumpstart careers, provide access and wealth-building opportunities for those who need them, create spaces for creativity, and provide new educational outlets. This is what inclusive development looks like – something for everyone.”

While the proposals have to be vetted, it is important to highlight some of the community benefits if One Casino calls Richmond home –

●	No city funding required
●	Capital Investment over $560M which can be spent on improvement projects in Richmond City Schools and the City of Richmond
●	Influx of 1500 jobs for those who need them most
●	$16M to support local community organizations which assists with decreasing the wealth gap
●	$325K to support transit mobility solutions which creates more access

Councilmember Michael Jones echoes the sentiments of his colleagues. “Investment in our community and our people is the key to the casino project. There is no time like the present to ensure that our residents know we are committed to creating a better Richmond for everyone,” said Councilmember Michael Jones. “While the casino may be housed on the Southside, its benefits will be felt citywide.”

The community benefits encompass all of Richmond therefore all Richmonders win.

“Our residents deserve tax relief and access to good jobs,” said Mayor Levar M. Stoney. “They want public infrastructure improvements and more funding for school capital projects. This project provides a unique opportunity to do just that. I know City Council is committed to creating opportunities that uplift and support ALL Richmond residents, and I’m hopeful tonight’s vote affirms this shared commitment.”

This project is about the people of Richmond. It is about providing security, relief, jobs, and investment which leads to a brighter future for the entire city.

Patrons for the resolution include President Newbille, Vice President Robertson, Councilman Jones, Councilwoman Trammell, Councilwoman Lambert, Councilman Addison, and Mayor Stoney.

The proposed resolution will be introduced at today’s City Council Meeting at 6 PM.